Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT: Brian Dickman

Chief Financial Officer

(248) 737-4190

AGREE REALTY COMPLETES $100 MILLION

PRIVATE PLACEMENT OF SENIOR UNSECURED NOTES

BLOOMFIELD HILLS, MI (May 28, 2015) - Agree Realty Corporation (NYSE: ADC) announced today that it has completed a private placement of $100 million principal amount of senior unsecured notes. The notes were sold in two series, including $50 million of 4.16% notes due May 30, 2025 (the “Series A Notes”) and $50 million of 4.26% notes due May 30, 2027 (the “Series B Notes”). The weighted average term of the notes is 11.0 years and the weighted average interest rate is 4.21%.

Proceeds from the issuance were used to repay borrowings under the Company’s unsecured revolving credit facility and for general corporate purposes.

Pro forma for the issuance, the Company’s balance sheet continues to be among the strongest in the net lease REIT sector based on the following measures:

•	Weighted-average debt maturity: 7.2 years(1)

•	Weighted-average interest rate: 4.06%(1)

•	Percent fixed rate debt: 100%(1)(2)

•	Borrowing availability under $150 million unsecured revolving credit facility: $140 million

“We are very pleased to complete the Company’s first unsecured bond offering,” said Joey Agree, President and CEO. “This transaction represents an important component of our financing strategy as it further enhances our balance sheet with long-term, fixed-rate debt, demonstrates our ability to access new sources of capital and supports the continued growth of the Company.”

Jefferies LLC acted as sole placement agent on the transaction.

(1)	Excludes the Company’s unsecured revolving credit facility.
(2)	Includes floating rate debt that has been swapped to fixed rate.

About Agree Realty Corporation

Agree Realty is primarily engaged in the acquisition and development of properties net leased to industry leading retail tenants. The Company currently owns and operates a portfolio of 243 properties, located in 39 states and containing approximately 4.8 million square feet of gross leasable space. The common stock of Agree Realty Corporation is listed on the New York Stock Exchange under the symbol “ADC”.